UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 21, 2020

Otonomy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36591	26-2590070
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4796 Executive Drive

San Diego, CA 92121

(Address of principal executive offices, including zip code)

(619) 323-2200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	OTIC	The NASDAQ Stock Market LLC (The NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On February 27, 2020, Otonomy, Inc. (the “Company”) issued a press release announcing its financial results for the fourth quarter and full year ended December 31, 2019. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

All of the information furnished in this Item 2.02 and Item 9.01 (including Exhibit 99.1) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On February 21, 2020, Heather Preston, M.D. resigned as a member of the Board of Directors (the “Board”) of the Company, effective February 28, 2020. The decision of Dr. Preston to resign is not the result of any disagreement with the Company on any matter relating to its operations, policies or practices. The Company greatly appreciates Dr. Preston’s contributions.

Election of Director

On February 27, 2020, the Company announced that, effective March 1, 2020, Ciara Kennedy, Ph.D. has been appointed to the Board, filling the vacancy created as a result of Dr. Preston’s resignation, and to serve as a member of the corporate governance and nominating committee of the Board.  Dr. Kennedy will serve as a Class III director, with a term expiring at the Company’s 2020 annual meeting of stockholders.

Dr. Kennedy currently serves as President, Chief Executive Officer, and a member of the board of directors of Amplyx Pharmaceuticals, a clinical-stage company developing innovative drug therapies for debilitating and life-threatening diseases in patients with compromised immune systems. Prior to Amplyx, she served as Chief Operating Officer at Lumena Pharmaceuticals, until the company’s acquisition by Shire Pharmaceuticals, and then continued as Vice President, Head of Cholestatic Liver Disease at Shire post acquisition. Previously, Dr. Kennedy held several positions at Cypress Bioscience, where she played a key role in the company’s FDA approval and launch of Savella® for fibromyalgia, and also held several positions in program and alliance management at Biogen Idec, where she managed multiple development projects spanning the drug discovery and development continuum. She is a founder of Reneo Pharmaceuticals and Mirum Pharmaceuticals, and also serves as a member of the board of directors of privately held Aristea Therapeutics. Dr. Kennedy received her doctorate at the Queen’s University of Belfast, Northern Ireland, her Master of Business Administration from the Rady School of Management at the University of California, San Diego, and her Bachelor of Science from the University of Cork, Ireland.

In accordance with Company policy, which is described in the Company’s proxy statement for its 2019 annual meeting of stockholders, Dr. Kennedy will receive annual cash compensation of $35,000 for her services as a member of the Board and an additional $3,750 per year for service as a member of the corporate governance and nominating committee of the Board, each payable quarterly in arrears on a pro-rata basis. The Company will also reimburse Dr. Kennedy for all expenses associated with attending meetings of the Board and committees.

In addition, on March 1, 2020, Dr. Kennedy will be automatically granted an option to purchase 35,000 shares of common stock, which shall vest as to one-third of the shares subject thereto on each anniversary of the award’s grant date, provided that she remains a service provider through each applicable vesting date. Beginning with the Company’s 2020 annual meeting of stockholders, Dr. Kennedy will be eligible for equity awards on the same terms as other continuing non-employee members of the Board. Currently, Company policy provides that on the date of each annual meeting of stockholders, each non-employee director who has been a director for three months or more on the date of the annual meeting will automatically be granted an option to purchase 17,500 shares of common stock. Each annual option award will vest fully on the date of the next annual meeting of stockholders held after the date of grant, provided that such director remains a service provider through the applicable vesting date.

Dr. Kennedy will also enter into the Company’s standard form of indemnification agreement, a copy of which has been previously filed with the Securities and Exchange Commission.

There is no arrangement or understanding between Dr. Kennedy and any other persons pursuant to which Dr. Kennedy was elected as a director. There are also no family relationships between Dr. Kennedy and any director or executive officer of the Company. In addition, Dr. Kennedy does not have any direct or indirect material interest in any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On February 27, 2020, the Company issued a press release announcing Dr. Preston’s resignation as a director and Dr. Kennedy’s appointment as a director and member of the corporate governance and nominating committee. The press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated February 27, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OTONOMY, INC.

Date: February 27, 2020	By:	/s/ Paul E. Cayer
Paul E. Cayer Chief Financial and Business Officer